Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-66498

PROSPECTUS SUPPLEMENT NO. 4
---------------------------

                                  $175,000,000

                              Neuberger Berman Inc.
                     Liquid Yield Option(TM) Notes due 2021
                              (Zero Coupon-Senior)
                                       And
                           Common Stock Issuable Upon
                     Conversion and/or Purchase of the LYONs

     This prospectus supplement supplements the prospectus dated August 20, 2001 of Neuberger Berman Inc., as supplemented September 4, 2001, September 17, 2001 and November 12, 2001 (as supplemented prior to the date hereof, the "prospectus"), relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $175,000,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs.

     On April 11, 2002, Neuberger Berman announced and sent notice to each securityholder that, subject to the terms of the indenture, we would purchase for cash, at the option of the securityholder, the LYONs held by such securityholder at the accreted value on May 4, 2002, of $867.42 per $1,000 principal amount at maturity of the LYONs. On May 6, 2002, we repurchased $8,740,000 of the aggregate principal amount at maturity of the LYONs that had been validly tendered and not withdrawn as of the close of business on Friday, May 3, 2002, for aggregate cash consideration of $7,581,250.80. As a result, $166,260,000 aggregate principal amount at maturity of the LYONs remain outstanding. You should read this prospectus supplement in conjunction with the prospectus.

     This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     When we use the terms "Neuberger Berman" and "we" in this prospectus supplement, we mean Neuberger Berman Inc., a Delaware corporation.

     The table of selling securityholders contained on page 44 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                       Aggregate
                                                    Principal Amount                    Number of Shares
                                                      of LYONs at         Percentage      of Common Stock     Percentage of
                                                   Maturity that May       of LYONs      That May Be Sold     Common Stock
Name                                                    be Sold          Outstanding           (1)           Outstanding (2)
----                                               -----------------     -----------    -----------------    ---------------
JMG Convertible Investments, L.P.................      $4,000,000            2.41%            55,551(9)           *
JMG Triton Offshore Fund, Ltd....................       5,000,000            3.01%            69,439              *

     Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus.

                                                       Aggregate
                                                    Principal Amount                    Number of Shares
                                                      of LYONs at         Percentage      of Common Stock     Percentage of
                                                   Maturity that May       of LYONs      That May Be Sold     Common Stock
Name                                                    be Sold          Outstanding           (1)           Outstanding (2)
----                                               -----------------     -----------    -----------------    ---------------
AAM/Zazove Institutional Income Fund L.P.........               0            *                     0              *
AIG Sound Shore Opportunity Holding Fund Ltd.....     $ 2,321,000            1.40%            32,233              *
AIG Sound Shore Strategic Holding Fund Ltd.......       1,537,000            *                21,345              *
Ameritas Life Insurance Company..................               0            *                     0              *
Aristeia International, Limited..................               0            *                     0              *
Aristeia Partners, L.P...........................               0            *                     0              *
Bank of America Securities LLC...................               0            *                     0              *
Deutsche Banc Alex. Brown Inc....................               0            *                     0              *
Global Bermuda Limited Partnership...............               0            *                     0              *
Gulf Investment Corporation......................               0            *                     0              *
KBC Financial Products USA, Inc..................               0            *                     0              *
Lakeshore International, Ltd.....................         600,000            *                 8,332              *
McMahan Securities Co. L.P.......................       1,500,000            *                20,831              *
Merrill Lynch, Pierce, Fenner & Smith, Inc.......               0            *                     0              *
Michigan Mutual Life Insurance Company...........               0            *                     0              *
Morgan Stanley & Co..............................               0            *                     0              *
Nomura Securities International, Inc.............               0            *                     0              *
Onyx Fund Holdings, LDC..........................      18,500,000           11.13%           256,926              *
Pacific Life Insurance Company...................               0            *                     0              *
Paloma Securities LLC............................               0            *                     0              *
R2 Investments, LDC..............................               0            *                     0              *
Salomon Smith Barney Inc.........................               0            *                     0              *
San Diego County Employees Retirement Association               0            *                     0              *
TD Securities (USA) Inc..........................               0            *                     0              *
Tokai Asia Limited...............................       5,000,000            3.01%            69,439              *
Zazove Convertible Securities Fund Inc...........               0            *                     0              *
Zurich Institutional Benchmark Master Fund Ltd...               0            *                     0              *
All other holders of LYONs or future
   transferees, pledgees, donees, assignees or
   successors of any such holders(6)(7)..........     127,802,000          76.87%          1,774,901              2.52%
   Total.........................................     166,260,000         100.00%          2,309,002              3.28%

-------------------

*Less than 1%.

[Footnotes in this prospectus supplement correspond to the footnotes in the prospectus.]

(1)  Calculated assuming only the conversion of all of the holder's LYONs at a conversion rate of 13.8879 shares of common stock per $1,000 principal amount at maturity of the LYONs (giving effect to the three-for-two stock split paid in shares of our common stock on August 16, 2001 to stockholders of record on August 1, 2001). This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. The number in this column does not include common stock that we may issue upon purchase of LYONs by us at the option of the holder nor does it include any other shares of common stock otherwise held by each such holder.

(2)  Calculated based on 70,417,805 shares of common stock outstanding as of April 30, 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's
     LYONs. However, we did not assume the conversion of any other holder's LYONs.

(6)  Information about other selling securityholders will be set forth in prospectus supplements, if required.


                                                             -2-



(7)  Assumes that any other holders of LYONs, or any future transferees, pledgees, donees, assignees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

(9)  Does not include 201,374 shares of common stock beneficially owned by JMG Convertible Investments, L.P.

     The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

     Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 28, 2002.

(TM)Trademark of Merrill Lynch & Co., Inc.


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